Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAPITAL ONE FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	54-1719584
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1680 Capital One Drive

McLean, Virginia 22102

(Address of principal executive offices, including zip code)

Discover Financial Services Amended and Restated 2014 Omnibus Incentive Plan

Legacy Discover 2023 Omnibus Incentive Plan

Discover Financial Services Directors’ Compensation Plan

(Full title of the plan)

Matthew W. Cooper

General Counsel and Corporate Secretary

Capital One Financial Corporation

1680 Capital One Drive

McLean, Virginia 22102

(703) 720-1000

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with the new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On February 19, 2024, Capital One Financial Corporation (“Capital One” or the “Registrant”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Discover Financial Services (“Discover”) and Vega Merger Sub, Inc. On May 18, 2025, Capital One completed the acquisition of Discover pursuant to the Merger Agreement (the effective time of such acquisition, the “Effective Time”).

This Registration Statement is being filed by Capital One to register up to 18,183,127 shares of common stock, $0.01 par value, of Capital One (“Common Stock”), including (i) (a) 102,526 shares of Common Stock which may be issuable upon the vesting or settlement of certain restricted stock unit awards granted under the Discover Financial Services Amended and Restated 2014 Omnibus Incentive Plan (the “Discover 2014 Omnibus Plan”), (b) 1,096,637 shares of Common Stock which may be issuable upon the vesting or settlement of certain restricted stock unit awards granted under the Legacy Discover 2023 Omnibus Incentive Plan (the “Discover 2023 Omnibus Plan”) and (c) 104,621 shares of Common Stock which may be issuable upon the vesting or settlement of certain restricted stock unit awards granted under the Discover Financial Services Directors’ Compensation Plan (the “Discover Directors’ Compensation Plan” and, together with the Discover 2014 Omnibus Plan and the Discover 2023 Omnibus Plan, the “Discover Equity Plans”), which were assumed by Capital One and converted into corresponding equity awards of the Registrant in connection with the transactions contemplated by the Merger Agreement (the “Assumed Awards”) and (ii) 16,879,343 shares of Common Stock, which may be issuable pursuant to equity awards to be granted after the date hereof to eligible individuals from the share reserve remaining, as of the Effective Time, under the Discover 2023 Omnibus Plan (as adjusted to reflect the exchange ratio under the Merger Agreement) assumed by Capital One in connection with the transactions contemplated by the Merger Agreement. This Registration Statement shall also cover the issuance under the Discover 2023 Omnibus Plan of shares in respect of Assumed Awards that were originally granted under the Discover 2014 Omnibus Plan and are forfeited, cancelled or settled for cash, which shares will become authorized for issuance under the Discover 2023 Omnibus Plan in accordance with its terms.

The Assumed Awards are subject to the same terms and conditions that were applicable to the corresponding awards granted under the Discover Equity Plans, except that (i) the Assumed Awards relate to shares of Common Stock and (ii) the number of shares of Common Stock subject to each Assumed Award is the result of an adjustment based upon the exchange ratio pursuant to the Merger Agreement. At the Effective Time, the Registrant also assumed the Discover Equity Plans.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization, or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference in this Registration Statement:

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February 20, 2025 (the “Annual Report”), including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on March  27, 2025, incorporated by reference therein;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 7, 2025;

(c)

the Registrant’s Current Reports on Form 8-K filed with the SEC on January  24, 2025, January  30, 2025, February  7, 2025, February 10, 2025 (Film No.  25603591), February 18, 2025 (Film No.  25634850), April 18, 2025, May 8, 2025, and May 19, 2025;

(d)

all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report; and

(e)	the description of the Registrant’s Common Stock which is contained in Exhibit 4.3 to the Annual Report, including any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, the Registrant is not incorporating any document or information deemed to have been furnished and not filed in accordance with the SEC’s rules.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all of such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any documents, exhibits, or other information that is deemed to be furnished and not filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides for the indemnification of officers and directors of corporations in terms sufficiently broad enough to permit the indemnification of the officers and directors of Capital One from liabilities (including reimbursement of expenses incurred) arising under the Securities Act under certain circumstances. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

Article XI of the restated certificate of incorporation of Capital One (the “Capital One charter”), and Section 6.6 of the amended and restated bylaws of Capital One (the “Capital One bylaws”), provide, in general, for mandatory indemnification of directors and officers to the fullest extent permitted by law, against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of Capital One itself, relating to the manner in which they performed their duties. Under the DGCL, to be entitled to mandatory indemnification, a director or officer must have been successful in the defense of a claim or proceeding, or the director or officer must have acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to Capital One’s best interests, and with respect to any criminal proceeding, must have had no reasonable cause to believe his or her conduct was unlawful.

As permitted by the DGCL, Article X of the Capital One charter provides that, to the fullest extent permitted by the DGCL or decisional law, no director shall be personally liable to Capital One or to its stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision in the Capital One charter is to eliminate the rights of Capital One and its stockholders (through stockholders’ derivative suits on behalf of Capital One) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above. These provisions will not alter the liability of directors under federal securities laws.

The Capital One bylaws provide that Capital One shall indemnify any person who was or is a party to or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that he or she is or was a director, officer, or employee of Capital One or, during such time, is or was serving at the request of Capital One as a director, officer, employee, trustee, or agent of any other corporation or of a partnership, joint venture, trust, or other enterprise (including an employee benefit plan), against all expenses, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such action, suit, or proceeding, to the fullest extent authorized by the DGCL, provided that Capital One shall indemnify such person in connection with any action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by the Capital One board of directors or brought to enforce rights under the indemnification provisions in Section 6.6 of the Capital One bylaws.

The Capital One bylaws also provide that Capital One shall advance expenses reasonably incurred in connection with any action, suit, or proceeding to directors and officers within twenty (20) days of a request, provided that, if required by the DGCL, a director or officer furnishes an undertaking to repay any amounts advanced if it is ultimately determined, by a final judicial decision from which there is no further right to appeal, that the director or officer is not entitled to indemnification for such amounts.

The Capital One bylaws also provide that indemnification provided for in the Capital One bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any right of indemnification or protection provided under the Capital One bylaws shall not be adversely affected by any amendment, repeal, or modification of the Capital One bylaws; and that Capital One may purchase and maintain insurance to protect itself and any such person against any such expenses, liability, and loss, whether or not Capital One would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

In addition to the above, Capital One may enter into one or more agreements with any person to provide for indemnification greater or different than that which is provided for in the Capital One charter or the Capital One bylaws.

For the undertaking with respect to indemnification under the Securities Act, see Item 9 below.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The information required by this Item is set forth in the Exhibits Index that precedes the signature page of this Registration Statement.

Item 9.	Undertakings.

The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than

20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of Capital One Financial Corporation (as restated July 26, 2023) (incorporated by reference to Exhibit 3.1 of Capital One Financial Corporation’s Quarterly Report on Form 10-Q filed on July 27, 2023).

4.2	Amended and Restated Bylaws of Capital One Financial Corporation, dated September 23, 2021 (incorporated by reference to Exhibit 3.1 of Capital One Financial Corporation’s Current Report on Form 8-K, filed on September 29, 2021).

4.3	Specimen certificate representing the common stock of Capital One Financial Corporation (incorporated by reference to Exhibit 4.1 of Capital One Financial Corporation’s Annual Report on Form 10-K, filed on March 5, 2004).

5.1	Opinion of Wachtell, Lipton, Rosen & Katz as to the validity of the securities being registered.*

23.1	Consent of Wachtell, Lipton, Rosen & Katz (included as part of its opinion filed as Exhibit 5.1).*

23.2	Consent of Ernst & Young LLP.*

24.1	Powers of Attorney of Directors and Officers of Capital One Financial Corporation (included in the signature page to this Registration Statement).

99.1	Discover Financial Services Amended and Restated 2014 Omnibus Incentive Plan.*

99.2	Legacy Discover 2023 Omnibus Incentive Plan.*

99.3	Discover Financial Services Directors’ Compensation Plan.*

107	Filing Fee Table.*

*	Filed herewith.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on this 19th day of May 2025.

CAPITAL ONE FINANCIAL CORPORATION

By:	/s/ Matthew W. Cooper
Matthew W. Cooper General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS: Each of the undersigned directors and officers has made, constituted, and appointed, and does hereby make, constitute, and appoint Andrew M. Young and Matthew W. Cooper, and each of them, with full power of substitution, his or her true and lawful attorneys-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all registration statements and amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, relating to the registration under the Securities Act of 1933 of the shares of common stock, par value $0.01 per share, of Capital One Financial Corporation, and to file with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on May 19, 2025.

Signature and Title

/s/ Richard D. Fairbank Richard D. Fairbank Chairman and Chief Executive Officer (Principal Executive Officer)	/s/ Andrew M. Young Andrew M. Young Chief Financial Officer (Principal Financial Officer)

/s/ Timothy P. Golden Timothy P. Golden Controller (Chief Accounting Officer)	/s/ Ime Archibong Ime Archibong, Director

/s/ Christine Detrick Christine Detrick, Director	/s/ Ann Fritz Hackett Ann Fritz Hackett, Director

/s/ Suni P. Harford Suni P. Harford, Director	/s/ Peter Thomas Killalea Peter Thomas Killalea, Director

/s/ C.P.A.J. (Eli) Leenaars C.P.A.J. (Eli) Leenaars, Director	/s/ François Locoh-Donou François Locoh-Donou, Director

/s/ Thomas G. Maheras Thomas G. Maheras, Director	/s/ Peter E. Raskind Peter E. Raskind, Director

/s/ Eileen Serra Eileen Serra, Director	/s/ Mayo A. Shattuck III Mayo A. Shattuck III, Director

/s/ J. Michael Shepard J. Michael Shepard, Director	/s/ Craig Williams Craig Williams, Director

/s/ Jennifer L. Wong Jennifer L. Wong, Director